EXHIBIT 10.1 Summary of Non-Employee Director Compensation Arrangements (Effective October 27, 2006)

Cash Compensation:
Annual Retainer (1)	$60,000
Board Meeting Fee	$3,000
Committee Meeting Fee	$2,000
Audit Committee Chairperson Meeting Fee	$4,000
Other Committee Chairperson Meeting Fee	$3,000
Equity Compensation:
Annual Automatic Non-discretionary Grant of Stock Options	200 shares multiplied by the number of years of service or fraction thereof (2)

(1)  All retainer and meeting fees are payable quarterly.

(2)  The amount of shares increases to 500 multiplied by the number of years of service or fraction thereof, if the following two financial conditions are met for the fiscal year ended immediately prior to the grant:

•

Molex’s net profits (after taxes) are at least 10% of the net sales revenues; and

•

Molex’s net sales revenue increased at least 1.5 times the “Worldwide Growth” of the general connector market as compared to the previous year’s net sales revenue.  For purposes of determining the Worldwide Growth, the Compensation Committee chooses one or more outside independent sources.

Notwithstanding the foregoing, the number of shares subject to the annual option given to each non-employee director cannot exceed 3,000 shares or an amount whose fair market value on the date of grant is greater than $100,000.